Exhibit 11

                        PRAXAIR, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
           (Millions of dollars except share and per share amounts)



                               Quarter ended              Nine Months ended
                               September 30,                September 30,
                         ------------------------   ---------------------------
                            1996         1995             1996         1995
                         -----------  -----------   --------------  -----------
Net income               $        88  $        64      $       186  $       196

Weighted average common
 shares and common
 stock equivalents:
Weighted average common
 shares outstanding      156,084,145  139,415,430      151,184,188  138,388,098
Dilutive effect of
 convertible debt            154,378      154,378          154,378      154,378
Dilutive effect of
 stock options             6,077,194    5,262,659        6,161,135    4,689,697
                         -----------  -----------      -----------  -----------
                         162,315,717  144,832,467      157,499,700  143,232,173

Earnings per share       $      0.54  $      0.44      $      1.18  $      1.37